Exhibit 1.2

EXECUTION VERSION

Pricing Agreement

RBS Securities Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

As Representatives of the several
Underwriters named in Schedule I hereto,
December 16, 2013

Ladies and Gentlemen:

The Royal Bank of Scotland Group plc, a public limited company incorporated under the laws of, and registered in, Scotland (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated December 16, 2013 (the “Underwriting Agreement”) among the Company on the one hand and the several Underwriters on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”), or to purchasers procured by them, the securities specified in Schedule II hereto (the “Notes”).

Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Disclosure Package and/or the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Disclosure Package and/or the Prospectus (each as therein defined), as the case may be, and also a representation and warranty as of the date of this Pricing Agreement in relation to the Disclosure Package and/or the Prospectus (as amended or supplemented), as the case may be, relating to the Notes which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Notes pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Notes, in the form heretofore delivered to you is now proposed to be filed with the Commission.

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Subject to the terms and conditions set forth herein (including Schedules I and II hereto) and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, or to purchasers procured by them, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, or to procure purchasers to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us one counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

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Very truly yours,

THE ROYAL BANK OF SCOTLAND GROUP plc
By:	/s/ Vandita Pant
Name:Vandita Pant
Title:Head of Capital Management & Markets, Group Treasury

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Accepted as of the date hereof:

RBS Securities Inc.

By:	/s/ Timothy Blair
Name:Timothy Blair
Title:Vice President

Credit Suisse Securities (USA) LLC

By:	/s/ Sharon Harrison
Name:Sharon Harrison
Title:Director

J.P. Morgan Securities LLC

By:	/s/ Maria Sramek
Name:Maria Sramek
Title:Executive Director

Morgan Stanley & Co. LLC

By:	/s/ Yurij Slyz
Name:Yurij Slyz
Title:Executive Director

For themselves and as representatives of the several Underwriters

SCHEDULE I

		Principal Amount of Notes to be Purchased
RBS Securities Inc.		1,120,000,000
Credit Suisse Securities (USA) LLC		200,000,000
J.P. Morgan Securities LLC		200,000,000
Morgan Stanley & Co. LLC		200,000,000
CIBC World Markets Corp.		50,000,000
TD Securities (USA) LLC		50,000,000
BMO Capital Markets Corp.		25,000,000
BNY Mellon Capital Markets, LLC		25,000,000
Capital One Securities, Inc.		25,000,000
Citigroup Global Markets Inc.		25,000,000
Danske Markets Inc.		25,000,000
RBC Capital Markets, LLC		25,000,000
Wells Fargo Securities, LLC		25,000,000
Mischler Financial Group, Inc.		5,000,000

	Total:	2,000,000,000

Sch-I-1

SCHEDULE II

Capitalized terms used herein, unless otherwise stated, shall have the meaning set forth in the Underwriting Agreement.

Title of Notes:

6.00 % Notes due December 19, 2023 (the “Notes”)

Aggregate principal amount of Notes:

$2,000,000,000 principal amount of the Notes

Price to Public:

99.098 % of the principal amount of the Notes

Purchase Price by Underwriters:

98.698 % of the principal amount of the Notes

Underwriting Commission:

0.400% for the Notes

Form of Securities:

Book-entry only form represented by one or more global notes deposited with a custodian for DTC, Euroclear Bank SA/NV and Clearstream Banking, société anonyme, as the case may be.

Specified funds for payment of purchase price:

Wire transfer of immediately available funds

Applicable time:

17:35 p.m. (New York time), December 16, 2013

Time of Delivery:

9:30 a.m. (New York time), December 19, 2013

Indenture:

Subordinated Debt Security Indenture Dated as of December 4, 2012 between the Company and The Bank of New York Mellon, as Trustee, as supplemented and amended by the First Supplemental Indenture dated as of December 4, 2012 and the Third Supplemental Indenture to be dated on or around December 19, 2013 (together, the “Indenture”).

Sch-II-1

Maturity Date:

December 19, 2023

Interest Rate:

6.00 % for the Notes

Interest Payment Dates:

Interest will be paid on the Notes on June 19 and December 19 of each year, commencing on June 19, 2014.

Interest Record Dates:

Interest will be paid on the Notes to holders of record of each Note in respect of the principal amount thereof outstanding as of June 5 and December 5 of each year immediately preceding the Interest Payment Dates on June 19 and December 19, respectively.

Redemption Provisions:

The Notes may be redeemed as described in the Prospectus.

Sinking Fund Provisions:

No sinking fund provisions.

Closing location for delivery of Notes:

Offices of Davis Polk & Wardwell London LLP, 99 Gresham Street
London EC2V 7NG, United Kingdom

Names and addresses of Representatives:

RBS Securities Inc.
600 Washington Boulevard
Stamford, CT 06901

Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, New York 10010

J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10179

Morgan Stanley & Co. LLC
1585 Broadway, 4th Floor
New York, NY 10036

Sch-II-2

CUSIP:

780097AZ4

ISIN:

US780097AZ42

Stock Exchange Listing:

The Company intends to apply to list the Notes on the New York Stock Exchange in accordance with its rules.

Other Terms:

The Notes will have additional terms as more fully described in the Disclosure Package and the Prospectus and shall be governed by the Indenture.

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